EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

 We consent to the use of our report dated February 14, 2017, with respect to the combined statements of financial position of HTS Group as of December 31, 2015 and 2014 and January 1, 2014, and the related combined statements of comprehensive income and cash flows for the years ended December 31, 2015 and 2014, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG OY AB

Helsinki, Finland

June 9, 2017